Exhibit 99.1

THE MARCUS CORPORATION REPORTS RECORD REVENUES AND EARNINGS FOR THE FIRST QUARTER OF FISCAL 2018

Marcus Theatres and Marcus Hotels & Resorts achieve record revenues, outperform competition

Milwaukee, April 26, 2018… The Marcus Corporation (NYSE: MCS) today reported record revenues and net earnings for the first quarter of fiscal 2018 ended March 29, 2018.

First Quarter Fiscal 2018 Highlights

•	Total revenues for the first quarter of fiscal 2018 were a record $168,191,000, a 1.7% increase from revenues of $165,456,000 for the first quarter of fiscal 2017.
•	Operating income was $17,016,000 for the first quarter of fiscal 2018, a 7.8% decrease from operating income of $18,453,000 for the first quarter of fiscal 2017.
•	Net earnings attributable to The Marcus Corporation were $9,821,000 for the first quarter of fiscal 2018, a 3.9% increase from net earnings attributable to The Marcus Corporation of $9,453,000 for the first quarter of fiscal 2017.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.35 for the first quarter of fiscal 2018, a 6.1% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.33 for the first quarter of fiscal 2017.

“We are pleased by the strong start to the year, with record revenues that represented the highest revenues in any quarter in our history. Our net earnings were also a record and benefited from a lower income tax rate as part of the tax reform legislation signed into law in December 2017,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “Revenues for Marcus Theatres were up slightly over last year’s strong first quarter to set another new all-time record, with the division continuing to outperform the industry. Marcus Hotels & Resorts also reported record revenues for the quarter, despite the traditionally slower winter season, and also outperformed its respective competitive set in its markets.”

Marcus Theatres®

Revenues for Marcus Theatres were up 0.8% over the first quarter of 2017. Operating income for the quarter was the second highest on record, down 3.0% from the first quarter of 2017, which broke all prior quarterly records. Although operating income declined slightly due to a weaker film slate compared to last year, the division outperformed the change in the national box office revenues compared to the same corresponding weeks in the prior year, according to Rentrak. “Marcus Theatres’ record revenues for the quarter were achieved despite multiple screens being out of service for renovations,” said Marcus.

“Our performance this quarter was driven in part by our Marcus Wehrenberg locations, which continued to positively contribute to our results. Our marketing, sales, loyalty and operational initiatives are now firmly rooted in each of the 14 Marcus Wehrenberg locations and we are seeing the benefits of our investments in bringing our signature features and amenities to a number of these theatres,” said Rolando B. Rodriguez, chairman, president and chief executive officer of Marcus Theatres.

“We added DreamLoungerSM recliner seating and select food and beverage concepts to our eighth Marcus Wehrenberg location in the first quarter. Five additional conversions at legacy and Marcus Wehrenberg locations are planned for the second and third quarters of the year. The renovations, combined with our promotional and marketing initiatives, elevate the moviegoing experience for our guests and are driving increased attendance at our remodeled theatres,” said Rodriguez.

The five top-performing films for Marcus Theatres in the first quarter of fiscal 2018 were Black Panther; Jumanji: Welcome to the Jungle; Star Wars: The Last Jedi; The Greatest Showman; and Fifty Shades Freed.

“The second quarter is already off to a strong start, thanks to the continued success of Black Panther and new films such as A Quiet Place and Rampage. Excitement is building for tomorrow’s kickoff to the busy summer season, which includes highly anticipated movies such as Avengers: Infinity War; Deadpool 2; Solo: A Star Wars Story; Ocean’s 8; Incredibles 2; and Jurassic World: Fallen Kingdom,” said Rodriguez.

Marcus® Hotels & Resorts

Marcus Hotels & Resorts’ revenue per available room (RevPAR) for comparable company-owned properties decreased 2.4% in the first quarter; however, the division outperformed the competitive set in its markets.

“The first quarter is traditionally Marcus Hotel & Resorts’ weakest quarter due to the typically slow winter season in our Midwestern markets. Despite that, total revenues increased 3.4% and operating losses improved in the quarter due in part to strong contributions from our food and beverage offerings,” said Marcus.

During the quarter, Marcus Hotels & Resorts announced that it was selected to manage the newly-opened Murieta Inn and Spa in Rancho Murieta, California. This 83-room boutique hotel is situated southeast of Sacramento among the foothills of the Sierra Nevada Range, and establishes a presence for the company in Northern California. Last week, the division also announced that it has been selected to manage the DoubleTree by Hilton Hotel El Paso Downtown in El Paso, Texas, as well as the newly constructed Courtyard by Marriott El Paso Downtown/Convention Center, which opens in June 2018. This will bring Marcus Hotels & Resorts’ portfolio to 21 owned and managed properties across the country.

Return of Capital to Shareholders

“During the first quarter, we announced a 20% increase in the cash dividend rate, our fourth dividend increase in the last three years. Our strong balance sheet gives us the ability to return capital to shareholders, while at the same time continuing to invest in our two businesses and pursue potential growth opportunities,” said Douglas A. Neis, chief financial officer and treasurer of The Marcus Corporation. “This increase reflects not only our strong financial performance and ongoing commitment to increasing shareholder value, but also the benefits received from the tax reform legislation signed into law in December 2017. We are pleased to share this benefit with our shareholders, as well as our associates and our community. In addition to the significantly higher quarterly dividend payment, we have increased our matching contributions in our 401(k) plan and increased our contributions to The Marcus Corporation Foundation, which invests in deserving programs and projects in our communities,” added Neis.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, April 26, 2018, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the first quarter results. Interested parties may listen to the call live on the Internet through the investor relations section of the company’s website: www.marcuscorp.com, or by dialing 1-574-990-3059 and entering the passcode 1586127. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, May 3, 2018, by dialing 1-855-859-2056 and entering passcode 1586127. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 895 screens at 69 locations in eight states. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in nine states, with another property opening in June 2018.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; and (10) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(in thousands, except per share data)

	13 Weeks Ended
	March 29,	March 30,
	2018	2017
Revenues:
Theatre admissions	$63,006	$63,841
Rooms	20,671	20,934
Theatre concessions	41,413	40,896
Food and beverage	15,803	15,040
Other revenues	19,526	17,243
	160,419	157,954
Cost reimbursements	7,772	7,502
Total revenues	168,191	165,456

Costs and expenses:
Theatre operations	54,655	54,685
Rooms	9,501	9,198
Theatre concessions	11,961	11,118
Food and beverage	14,065	13,467
Advertising and marketing	5,114	5,562
Administrative	17,282	16,529
Depreciation and amortization	13,904	12,248
Rent	2,951	3,273
Property taxes	5,214	5,078
Other operating expenses	8,756	8,343
Reimbursed costs	7,772	7,502
Total costs and expenses	151,175	147,003

Operating income	17,016	18,453

Other income (expense):
Investment income (loss)	(36)	72
Interest expense	(3,309)	(2,924)
Other expense	(496)	(428)
Loss on disposition of property, equipment and other assets	-	(399)
Equity earnings from unconsolidated joint ventures, net	52	55
	(3,789)	(3,624)

Earnings before income taxes	13,227	14,829
Income taxes	3,421	5,712
Net earnings	9,806	9,117
Net loss attributable to noncontrolling interests	(15)	(336)
Net earnings attributable to The Marcus Corporation	$9,821	$9,453

Net earnings per common share attributable to
The Marcus Corporation - diluted	$0.35	$0.33

Weighted average shares outstanding - diluted	28,434	28,383

THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	March 29,	December 28,
	2018	2017

Assets:

Cash, cash equivalents and restricted cash	$13,406	$20,747
Accounts and notes receivable	19,157	27,230
Refundable income taxes	11,721	15,335
Other current assets	13,171	13,409
Property and equipment, net	853,441	860,064
Other assets	81,160	81,012

Total Assets	$992,056	$1,017,797

Liabilities and Shareholders' Equity:

Accounts payable	$30,818	$51,541
Taxes other than income taxes	17,271	19,638
Other current liabilities	62,881	68,918
Current portion of capital lease obligations	7,405	7,570
Current maturities of long-term debt	12,199	12,016
Capital lease obligations	26,559	28,282
Long-term debt	290,494	289,813
Deferred income taxes	38,240	38,233
Deferred compensation and other	56,640	56,662
Equity	449,549	445,124

Total Liabilities and Shareholders' Equity	$992,056	$1,017,797

THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended March 29, 2018
Revenues(1)	$112,935	$55,168	$88	$168,191
Operating income (loss)	23,983	(2,649)	(4,318)	17,016
Depreciation and amortization	9,228	4,590	86	13,904

13 Weeks Ended March 30, 2017
Revenues(1)	$112,006	$53,340	$110	$165,456
Operating income (loss)	24,723	(2,675)	(3,595)	18,453
Depreciation and amortization	7,793	4,357	98	12,248

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

(1) Revenues include cost reimbursements of $7,772 for the 13 weeks ended March 29, 2018 (Theatres - $479, Hotels/Resorts - $7,293) and $7,502 for the 13 weeks ended March 30, 2017 (Theatres - $618, Hotels/Resorts - $6,884).

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